Exhibit 99.1

PRESS RELEASE

TRIAD CONTINUES TO WRITE BUSINESS; NEGOTIATIONS WITH INVESTOR GROUP ARE PROGRESSING

WINSTON-SALEM, N.C.,—April 11, 2008—Triad Guaranty Inc. (NASDAQ: TGIC) today said that despite rating downgrades it continues to be a qualified mortgage insurer with the GSEs and is continuing to write new mortgage insurance business.

Mark K. Tonnesen, President and CEO of Triad Guaranty Inc. said, "The GSEs are supporting Triad. There is no change in our status as a qualified mortgage insurer. We appreciate their cooperation and the confidence this gives to our customers. This is an important step in the transaction that we are currently working on. Negotiations are progressing and our current goal is to complete this transaction by the end of this quarter. If the transaction is completed, we would put our existing insurance operations into a voluntary run-off and a newly capitalized mortgage insurer, which would be a separate company from Triad Guaranty Inc., would be created. While there are no assurances that our efforts to complete this transaction will be successful, the support of key stakeholders while we continue negotiations is something we can build upon.

“We recently repaid in full our $80 million credit facility. With approximately $1 billion of assets in our insurance company, we have significant claims paying resources at our disposal and our claims paying activities continue as usual.

“These are trying times for our company. Although we face significant challenges, we remain committed to all key stakeholders as we attempt to complete this transaction.”

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner,

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facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company's web site at www.triadguaranty.com

Certain of the statements contained in this release are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to enhance our capital resources, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory, rating agency and other similar developments, changes in interest rates, the housing market, the mortgage industry and the stock market, stronger than anticipated competitive activity, as well as the factors described under “Risk Factors” and under “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in future filings by us in other reports and statements that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Ken Jones, Senior Vice President and CFO, Triad Guaranty Insurance Corporation, 336-723-1282 ext. 1105 or kjones@tgic.com

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